Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2004 Equity Incentive Plan of Cutera, Inc. of our report dated March 17, 2014 relating to the consolidated financial statements and schedule of Cutera, Inc. as of December 31, 2013 and for each of the two years in the period then ended, included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

September 10, 2015